                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                ================================================
                        Computation of Earnings Per Share

                  --------------------------------------------
                  Amounts in Millions Except Per Share Amounts

                                                 Three Months Ended             Nine Months Ended
                                                      March 31                       March 31
                                                 -------------------            -------------------
                                                   2000        1999              2000         1999
                                                 -------     -------            -------     -------
BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                     $   753     $ 1,040            $ 3,026     $ 3,349
Deduct preferred stock dividends                      28          28                 87          82
                                                 -------     -------            -------     -------
Net earnings applicable to common stock          $   725     $ 1,012            $ 2,939     $ 3,267
                                                 =======     =======            =======     =======

Average number of common shares outstanding      1,314.0     1,329.4            1,315.3     1,329.4
                                                 =======     =======            =======     =======

Basic net earnings per share                     $  0.55     $  0.76            $  2.23     $  2.46
                                                 =======     =======            =======     =======

DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                     $   753     $ 1,040            $ 3,026     $ 3,349
Deduct differential - preferred
  vs. common dividends                                 5           6                 14          17
                                                 -------     -------            -------     -------
Net earnings applicable to common stock          $   748     $ 1,034            $ 3,012     $ 3,332
                                                 =======     =======            =======     =======

Average number of common shares outstanding      1,314.0     1,329.4            1,315.3     1,329.4
Add potential effect of:
  Exercise of options                               18.8        21.4               23.0        21.4
  Conversion of preferred stock                     93.9        97.5               94.6        97.5
                                                 -------     -------            -------     -------
Average number of common shares
  outstanding, assuming dilution                 1,426.7     1,448.3            1,432.9     1,448.3
                                                 =======     =======            =======     =======

Diluted net earnings per share                   $  0.52     $  0.72            $  2.10     $  2.30
                                                 =======     =======            =======     =======